Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ABACUS INNOVATIONS CORPORATION

Abacus Innovations Corporation (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation (the “Charter”) and declared such amendment to be advisable. The resolutions setting forth the proposed amendment are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Charter is hereby amended by striking Article FOURTH in its entirety and replacing it with the following:

“The Corporation is authorized to issue one (1) class of stock to be designated as Common Stock, par value of $0.001 per share. The total number of shares of Common Stock that the Corporation has authority to issue is eighty million (80,000,000).”

SECOND: That thereafter, in lieu of a meeting and vote of the sole stockholder of the Corporation, and in accordance with Section 228 of the DGCL, the sole stockholder of the Corporation duly adopted resolutions approving this amendment by written consent dated June 23, 2016.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL and shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 23rd day of June 2016.

ABACUS INNOVATIONS CORPORATION

By:	/s/ F. Barry Hennegan
Name:	F. Barry Hennegan
Title:	Vice President & Secretary

[Signature Page to Certificate of Amendment]